Exhibit j(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Salomon Brothers Institutional Series Funds Inc:

We consent to the use of our report, incorporated herein by reference, dated April 19, 2006, for Salomon Brothers Institutional Emerging Markets Debt Fund and Salomon Brothers Institutional High Yield Bond Fund, each a series of Salomon Brothers Institutional Series Funds Inc, as of February 28, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006